POWER OF ATTORNEY

The undersigned, representing all of the trustees of Managed Portfolio Series (the “Trust”), a Delaware statutory trust, hereby appoint Robert J. Kern, James R. Arnold, and Jeanine M. Bajczyk, each individually with power of substitution or resubstitution, as attorneys-in-fact and agents (each, an “Attorney-in-Fact”) with the power and authority to do any and all acts and things and to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable in furtherance of the business and affairs of the Trust and relating to compliance by the Trust with the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, the Commodities Exchange Act, as amended (hereafter “Acts”), and any rules, regulations or requirements of the U.S. Securities and Exchange Commission (hereafter “SEC”), National Futures Association, Financial Industry Regulatory Authority, and any other self-regulatory organization to whose authority the Trust is subject, the statutes, rules, regulations or law of any state or jurisdiction, filing by the Trust of any and all Registration Statements on Form N-14 or Form N-1A pursuant to the Acts and any amendments or supplements thereto, including applications for exemptive orders, rulings or filings of proxy materials (together “SEC filings”), signing in the name and on behalf of the undersigned as a Trustee of the Trust any and all such SEC filings, and the undersigned does hereby ratify and confirm all that said Attorneys-in-Fact shall do or cause to be done by virtue thereof.

The undersigned hereby execute this Power of Attorney as of this 18th day of November, 2015.

/s/ Robert J. Kern Robert J. Kern	Chairman and Interested Trustee
/s/ Roel C. Campos Roel C. Campos	Independent Trustee
/s/ David A. Massart David A. Massart	Independent Trustee
/s/ Leonard M. Rush Leonard M. Rush	Independent Trustee
/s/ David M. Swanson David M. Swanson	Independent Trustee